Exhibit 10.3

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (“Agreement”) is made effective as of August 28, 2020 (the “Effective Date”), between Martin Operating Partnership L.P. (the “Company”), and Employee (the “Executive”). The Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

WHEREAS, the Executive has business knowledge and expertise in the conduct of the Company’s business and the Company desires to assure itself of the continued services of the Executive so it will have the continued benefit of his/her ability, experience and services.

NOW THEREFORE, in consideration of the reciprocal obligations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Retention Bonus.

(a) Subject to the clawback provisions set forth in Section 1(b) below, provided that from the Effective Date through August 27, 2022 (the “Retention Period”), Executive continuously provides services to the Company and is available for work (except normal holidays and time off), the Company shall pay Executive a Retention Bonus equal to One Hundred Thousand and No/100 Dollars ($100,000). The Retention Bonus shall be payable to Executive in one lump sum, less applicable withholdings, within seven (7) days after the Effective Date.

(b) If Executive voluntarily (i) terminates his employment with Martin Resource Management Corporation (“MRMC”) or (ii) discontinues providing services to the Company during the Retention Period, the following percentages of the Retention Bonus shall be considered unearned and not payable to the Executive (the “Unearned Portion”):

Termination Date	Unearned Portion
On or before August 27, 2021	100%
August 28, 2021 through August 27, 2022	50%
If the Company has already paid the Retention Bonus to Executive at the time of termination, Executive shall return the Unearned Portion of the Retention Bonus to the Company within fourteen (14) days of Executive’s termination. Executive shall return to the Company an amount equal to the Retention Bonus less applicable withholdings paid to Executive (“Net Retention Bonus”). To the extent permitted by law, Executive hereby authorizes the Company and MRMC to deduct from any amount due the Executive by either company, including but not limited to Executive’s final paycheck and any severance or other benefit, any Retention Bonus or Net Retention Bonus amount subject to this clawback provision. If such deductions are insufficient to reimburse the Company for the full amount owed by Executive, Executive shall remain personally liable for the remaining balance.

2. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has entered into this Agreement of Executive’s own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by him/her do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding his/her rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

3. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:
[Intentionally left blank]

Notices to the Company:
Martin Operating Partnership L.P.
Attn: General Counsel’s Office
4200 Stone Road
Kilgore, Texas 75662

or such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

4. Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

5. Section 409A. To the extent any amounts payable hereunder are deferred compensation within the meaning of Section 409A, this Agreement is intended to comply with Section 409A and the terms of this Agreement shall be applied consistent with the requirements of Section 409A. To the extent that any provision of this Agreement is or will be in violation of Section 409A, the Company and Executive agree to amend this Agreement so that it complies with Section 409A. If any amounts payable under this Agreement would be subject to any penalty tax by reason of the application of Section 409A, the Company will use commercially reasonable efforts to take such reasonable steps as it may determine to be necessary or desirable, with Executive’s consent, to ensure that such amounts are not subject to such penalty tax. However, any such tax under Section 409A is ultimately the responsibility of the Executive. Executive is advised to seek tax advice and agrees to assume such personal tax liability as may be incurred under this Agreement. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

6. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

7. Counterparts. This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. Survival. Sections 2 through 8 shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Retention Period, Executive’s employment with MRMC, or this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MARTIN OPERATING PARTNERSHIP L.P.
By: Martin Operating GP LLC, its general partner
By: Martin Midstream Partners L.P., its sole member
By: Martin Midstream GP LLC, its general partner

By:________________________________________
Chris Booth, Executive Vice President and
Chief Legal Officer
COMPANY

___________________________________________
[Employee]
EXECUTIVE